Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Deborah Spak, (224) 948-2349

Investor Contacts:

Scott Bohaboy, (224) 948-3212

Mary Kay Ladone, (224)948-3371

Clare Trachtman, (224) 948-3085

BAXTER’S BOARD OF DIRECTORS APPROVES SEPARATION OF BAXALTA

AND DECLARES SPECIAL DIVIDEND OF BAXALTA STOCK

DEERFIELD, Ill., June 5, 2015 – Baxter International Inc. (NYSE:BAX), announced today that its board of directors has approved the planned separation of its biopharmaceuticals business, which will be known as Baxalta Incorporated, and declared a special dividend distribution of 80.5 percent of the outstanding shares of Baxalta common stock. Baxter will retain a 19.5 percent ownership stake in Baxalta immediately following the distribution.

For each share of Baxter common stock held of record as of the close of business on June 17, 2015, Baxter shareholders will receive one share of Baxalta common stock. Shareholders will receive cash in lieu of fractional shares. The special dividend is expected to be paid on July 1, 2015.

The distribution of Baxalta common stock will complete the proposed separation and Baxalta expects to begin trading “regular way” as an independent company beginning July 1, 2015 on the New York Stock Exchange (NYSE) under the ticker symbol BXLT. Baxter expects “when-issued” trading for both Baxter and Baxalta to begin on the NYSE on June 15, 2015 under the symbol “BAX WI” for Baxter and “BXLT WI” for Baxalta. Holders of Baxter common stock are encouraged to consult with their financial advisor regarding the specific implications of selling Baxter common stock on or before the distribution date.

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“This announcement marks an important milestone towards the creation of two global independent healthcare companies that share a common heritage of saving and sustaining lives,” said Robert L. Parkinson, Jr., Baxter’s chief executive officer. “The spin-off underscores Baxter’s commitment to ensuring its long-term strategic priorities remain aligned with shareholders’ best interests while creating enhanced value for patients, healthcare providers and other key stakeholders.”

Distribution of the stock dividend is subject to the Securities and Exchange Commission (SEC) having declared effective Baxalta’s Registration Statement on Form 10, as amended (which Baxalta has filed with the SEC and is available at www.baxter.com/transition), as well as the satisfaction or waiver of other customary conditions. The Registration Statement on Form 10 includes material information regarding the spin-off and Baxalta’s business following the spin-off.

The spin-off has been structured to qualify as a tax-free distribution to U.S. holders of Baxter’s common stock for U.S. federal income tax purposes. However, cash received in lieu of fractional shares may be taxable to such shareholders. Shareholders should consult their tax advisors with respect to U.S. federal, state, local and non-U.S. tax consequences of the separation and distribution of Baxalta.

No action is required by Baxter shareholders to receive shares of Baxalta common stock as part of this special dividend. Any holder of Baxter common stock who sells shares of Baxter common stock on or before the distribution date may be selling the entitlement to receive shares of Baxalta common stock.

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Following the separation, Baxter will have a broad global footprint built around fluid systems, renal therapies, parenteral nutrition, inhalation anesthetics and biosurgery products. It will be focused on developing new healthcare solutions in hospital, in-center and home based therapies. Baxalta will become a leading provider of therapeutic treatments that save, sustain and improve the lives of people with rare conditions, chronic diseases or limited treatment options. Supported by advanced technical and manufacturing expertise, Baxalta’s broad pipeline is built on a legacy of innovation in bleeding disorders and immunology, and is expanding to address unmet medical needs in niche areas of oncology, as well as technology platforms such as gene therapy.

This release includes forward-looking statements concerning the planned separation of Baxter’s biopharmaceutical and medical products businesses, including the expected timing and structure of the transaction, and the expected business prospects, long-range plan, capital structure, R&D pipeline including regulatory actions and commercial launch events, business development plans and other growth strategies of the two resulting companies after the separation. The statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: demand for and market acceptance of new and existing products; product development risks; product quality or patient safety concerns; future actions of regulatory bodies and other governmental authorities, including the FDA and foreign counterparts; failures with respect to compliance programs; future actions of third-parties, including payers; U.S. healthcare reform and other global austerity measures; pricing, reimbursement, taxation and rebate policies of government agencies and private payers; the impact of competitive products and pricing, including generic competition, drug reimportation and disruptive technologies; global, trade and tax policies; accurate identification of and execution on business development and R&D opportunities and realization of anticipated benefits; fluctuations in supply and demand and the pricing of plasma-based therapies; the availability of acceptable raw materials and component supply; the inability to create timely production capacity or other manufacturing supply difficulties; the ability to successfully separate the biopharmaceutical and medical products businesses on the terms or timeline currently contemplated, if at all, and achieve the intended results; the ability of

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Baxalta to obtain debt financing on favorable terms; the ability to enforce owned or in-licensed patents, or the patents of third parties preventing or restricting manufacture, sale or use of affected products or technology; the impact of global economic conditions; fluctuations in foreign exchange and interest rates; any change in law concerning the taxation of income, including income earned outside the United States; actions taken by tax authorities in connection with ongoing tax audits; breaches or failures of the company’s information technology systems; loss of key employees or inability to identify and recruit new employees; the outcome of pending or future litigation; the adequacy of the company’s cash flows from operations to meet its ongoing cash obligations and fund its investment program; and other risks identified in the Form 10 filed by Baxalta and Baxter’s most recent filing on Form 10-K and other SEC filings, all of which are available on Baxter’s website. Baxter does not undertake to update its forward-looking statements.

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